SCHEDULE 14C

(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

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SHELTER PROPERTIES V

A SOUTH CAROLINA LIMITED PARTNERSHIP
(Name of Registrant as Specified in Its Charter)

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REASONS FOR THE LOAN AND REDEVELOPMENT SERVICES
THE PROPERTY
THE REDEVELOPMENT
REDEVELOPMENT FUNDING
APPROVAL OF THE LOAN
INTEREST OF CERTAIN PERSONS IN THE LOAN
PLANS AFTER THE REDEVELOPMENT
PARTNERSHIP BUSINESS
PARTNERSHIP PROPERTIES
WHERE YOU CAN FIND MORE INFORMATION ABOUT THE PARTNERSHIP
NO APPRAISAL RIGHTS
REGULATORY APPROVALS
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

INFORMATION STATEMENT
FOR
SHELTER PROPERTIES V

A SOUTH CAROLINA LIMITED PARTNERSHIP
c/o THE ALTMAN GROUP, INC.
1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071

September 27, 2004

Dear Limited Partner:

We are sending you this information statement to inform you the partnership has agreed to accept a loan from AIMCO Properties, LP, which is an affiliate of our managing general partner, Shelter Realty V Corporation. This loan will fund that portion of the estimated $3.9 million redevelopment costs for the partnership’s Lake Johnson Mews property, located in Raleigh, North Carolina which we are unable to first fund through a combination of (1) retention of cash flow by the partnership, (2) refinancing of the partnership’s assets with third parties to the extent practicable, and (3) sale of certain partnership assets. Based on our projected redevelopment budget, we estimate that the total amount of the loan will be approximately $535,000. Due to existing debt obligations of the property, we were unable to obtain third-party financing for the debt portion of the redevelopment costs, which is why AIMCO Properties, LP has offered to fund the loan.

Although our partnership agreement prohibits loans to the partnership by our general partners or their affiliates bearing interest at a rate in excess of 2% above the prime rate charged by South Carolina National Bank and the loan from AIMCO Properties, LP would bear interest in excess of this rate, this prohibition may be waived by the consent of limited partners owning more than 50% of the outstanding limited partnership units. As more fully described below, our managing general partner and affiliates thereof holding greater than 50% of the limited partnership units intend to consent to the loan to the partnership by AIMCO Properties, LP.

This information statement contains information about the redevelopment plans for the Lake Johnson Mews property, the planned funding of the redevelopment, and the reasons that our managing general partner has decided that the redevelopment and loan are in the best interests of the limited partners. Our managing general partner has conflicts of interest with respect to the loan that are described in greater detail herein.

WE RE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The date of this information statement is September 27, 2004

This information statement is first being mailed to the limited partners on or about the date hereof to all holders at the close of business on September 27, 2004 of the limited partnership units of the partnership.

REASONS FOR THE LOAN AND REDEVELOPMENT SERVICES

Our managing general partner believes that the redevelopment of our Lake Johnson Mews property and the planned funding of the redevelopment, including the loan, is in the best interests of the partnership and our limited partners. In making its determination, our managing general partner considered a number of factors, including the following:

•	Our managing general partner believes that redevelopment of the property will eventually allow an increase in the net operating income at the property and will permit the property to remain competitive with other rental properties in the local market.

•	Our managing general partner believes that if the redevelopment does not occur, the property will still require in excess of $550,000 in improvements to remedy existing problems, including the repair of siding, roofing, and parking lots and the refurbishment of landscaping, but these improvements are not of the type which will increase the net operating income available with respect to the property.

•	In addition, our managing general partner believes that if the redevelopment does not occur, the competitiveness of the property with respect to other available communities in the local market will continue to decline as most of such communities have already been redeveloped and are in better condition and have better amenities than our property.

•	Our managing general partner has determined that third-party financing is not available for the portion of the redevelopment costs proposed to be funded by AIMCO Properties, LP, and without the loan the redevelopment cannot occur.

In general, the partnership regularly evaluates the capital needs and competitive position of our properties by considering various factors, such as the partnership’s financial position and real estate market conditions. The partnership monitors our properties’ specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating resident demand, current trends, competition, new construction and economic changes. The partnership oversees each asset’s operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for a property (including any prepayment penalties), tax implications, availability of attractive mortgage financing and the investment climate all are considered. Another significant factor that the partnership considers is the tax consequences of a particular sale of property. After taking into account the foregoing considerations, we believe it to be in the best interests of the partnership and our limited partners to redevelop our Lake Johnson Mews property.

For these reasons, our managing general partner has approved the redevelopment of the property and the planned funding of the redevelopment, including a loan by AIMCO Properties, LP to the partnership, as described in greater detail below.

THE PROPERTY

The partnership has owned and operated the Lake Johnson Mews property since 1983. The property is a 201-unit apartment complex located in Raleigh, North Carolina. To our knowledge, the property has not undergone major renovation or redevelopment since its construction in 1972.

THE REDEVELOPMENT

Our planned redevelopment of the property includes improvements to building structures, apartment interiors, common areas and the property site. The property exterior requires repairs to roofing and siding. Interior upgrades to the property’s apartment units will include upgrades to kitchen appliances such as refrigerators, stoves, microwaves and dishwashers, as well as upgrades to cabinets, fixtures, doors and floors. Common area upgrades will include the addition of a fitness center, the redesign of the clubhouse to add a business center and the creation of an attractive lake access from the property. In addition, the property site redevelopment will include improvements to the parking lots, landscaping and sidewalks.

We currently estimate that the redevelopment will be completed by November 2005, but many factors could cause the redevelopment period to vary from our estimate, including shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, scheduling problems, weather interference or natural disasters. We expect that the interior improvements will occur simultaneously with the exterior redevelopment and will not require residents to vacate units before interior improvements can be completed.

We currently estimate that the total redevelopment costs will be approximately $3.9 million, excluding any interest on the loan to us by AIMCO Properties, LP. Of course, our estimate is based on information known to us at this time. Many factors could cause the actual redevelopment costs to vary from our estimate, including construction cost overruns and unforeseen environmental or engineering problems.

REDEVELOPMENT FUNDING

We propose to fund the redevelopment through a combination of (1) retention of cash flow by the partnership, (2) refinancing of the partnership’s assets with third parties to the extent practicable, (3) sale of certain partnership assets, and (4) a loan to the partnership by AIMCO Properties, LP, an affiliate of our managing general partner, as described in further detail below.

We plan to retain cash flow that would otherwise be distributed to our partners for use as our first source of redevelopment funding. As a result, we will stop making cash flow distributions as soon as practicable, but in no event sooner than 20 days after the mailing of this information statement. We do not plan to resume cash flow distributions to our partners until the redevelopment is completely funded and the loan to us by AIMCO Properties, LP is fully repaid. We estimate that we will resume cash flow distributions to our partners by April 2005 based on information known to us at this time and our projected budget for the redevelopment. Many factors could cause this period to vary, including a change in our projected cash flow, a change in the projected costs of the redevelopment or the availability of alternative funding sources. Based on information known to us at this time, we anticipate that during this period we will withhold approximately $952,000 of cash flow otherwise distributable to our partners, but this amount may vary as the result of many factors, including changes in local market rent rates, occupancy rates, bad debt expense and environmental or other regulatory liabilities experienced by the partnership or our properties and our ability to utilize other funding sources as described below.

We currently plan to refinance our assets with third parties to the extent practicable. This refinancing may include a refinancing at the scheduled maturity date of our existing indebtedness or a second mortgage on our assets. If a portion of the redevelopment remains unfunded at the time of any refinancing, we will use the refinancing proceeds to fund the redevelopment. We will not distribute any remaining proceeds until the redevelopment is fully funded and the loan to us by AIMCO Properties, LP is fully repaid. We do not anticipate that third party refinancing of our indebtedness will be available to us prior to the end of the third quarter in 2006, but such availability may change as the result of various factors, including changes in existing real estate, debt market and general economic conditions and the economic performance of the partnership and our properties.

We may also try to sell certain of our assets to the extent we determine they are attractive sale candidates and use the sale proceeds to fund the redevelopment. We will not distribute any sale proceeds to our partners to the extent a portion of the redevelopment remains unfunded and the loan to us by AIMCO Properties, LP remains outstanding. We currently plan to sell our Lexington Green Apartments property located in Sarasota, Florida. We anticipate that we will be able to sell this property in the beginning of the second quarter in 2005, but many factors could influence our ability to sell this property, including changes in existing real estate, debt market and general economic conditions and the economic performance of this property. If we are successful in selling this property, we estimate that the sale proceeds will be enough for us to fund the balance of any remaining redevelopment costs and to repay any outstanding balance and accrued interest on the loan made to the partnership by AIMCO Properties, LP, but our estimate is subject to change as the result of many factors, including changes in existing real estate, debt market and general economic conditions and the economic performance of this property.

Finally, if during any month of the redevelopment the costs exceed the total amount of funding we have after we have used all the sources described above, AIMCO Properties, LP, an affiliate of our general partners, will make a loan to the partnership in an amount equal to the shortfall. This loan will accrue interest at an annual rate of 10%, compounded monthly. The principal and accrued interest on this loan will be payable in full at any time upon demand of AIMCO Properties, LP. If at any time we accumulate more funds than we need to pay the remaining redevelopment costs, then we will first repay the entire outstanding balance of and accrued interest on the loan made to us by our managing general partner before we resume any distributions to our partners. Based on our projected redevelopment budget, we estimate that the total principal amount of and any accrued interest on the loan will amount to approximately $535,000 by the end of the first quarter in 2005, and will be repaid at the beginning of the second quarter in 2005 as described above. Of course many factors could cause the actual size of the loan to vary from this estimate, including changes in redevelopment cost and availability of funding sources.

APPROVAL OF THE LOAN

Our managing general partner has approved the redevelopment of our Lake Johnson Mews property and the planned funding of the redevelopment, including the loan to the partnership by AIMCO Properties, LP, an affiliate of our managing general partner, and determined that they are in the best interests of the partnership and our limited partners.

Section 8.2(u) of our partnership agreement prohibits our general partners and their affiliates from making any loan to us which bears interest at a rate in excess of 2% above the prime rate charged by South Carolina National Bank. Article 16 of our partnership agreement provides that the agreement may be amended by a vote of our limited partners owning a majority of the outstanding limited partnership units entitled to vote. Consequently, the loan to the partnership by AIMCO Properties, LP requires the consent to the loan and waiver of the provisions prohibiting the loan by limited partners holding a majority of our outstanding limited partnership units entitled to vote.

As of September 17, 2004, there were 52,538 limited partnership units issued and outstanding. Each limited partnership unit represents approximately 0.0019% of our outstanding limited partnership units. Our managing general partner and its affiliates currently own 38,191 limited partnership units, or approximately 72.69% of our outstanding limited partnership units as set forth in the table below. These holders have agreed to give their written consent to the loan to the partnership by AIMCO Properties, LP to fund a portion of the redevelopment.

Name and Address		Number of Limited Partnership
of Beneficial Owner		Units	Percent of Class

Shelter Realty V Corporation
(an affiliate of AIMCO)		100	0.19%

Cooper River Properties, LLC
(an affiliate of AIMCO)		2,722	5.18%

AIMCO IPLP, L.P.
(an affiliate of AIMCO)		20,144	38.34%

AIMCO Properties, LP
(an affiliate of AIMCO)		15,225	28.98%

	Total:	38,191	72.69%

Cooper River Properties, LLC and AIMCO IPLP, L.P. (formerly known as Insignia Properties, L.P.) are indirectly ultimately owned by AIMCO. Their business address is 55 Beattie Place, Greenville, South Carolina 29602.

AIMCO Properties, L.P., is indirectly ultimately controlled by AIMCO. Its business address is 4582 S. Ulster Street Parkway, Suite 1100, Denver, Colorado 80237.

Upon receipt of these consents, the holders of a majority of the limited partnership units will have consented to the loan to the partnership by AIMCO Properties, LP to fund a portion of the redevelopment and, as a result, no vote of any other limited partnership unit holder will be necessary to consent to the loan. Accordingly, we are not soliciting any other votes. Such written consent shall have an effective date as of October 22, 2004, which is at least 20 days after the mailing of this information statement. The consent will give the partnership the right to accept the loan from AIMCO Properties, LP.

INTEREST OF CERTAIN PERSONS IN THE LOAN

Our managing general partner has a conflict of interest with respect to the loan by AIMCO Properties, LP to the partnership. As described in further detail above in “Redevelopment Funding,” AIMCO Properties, LP is an affiliate of our managing general partner and will be repaid the outstanding balance of the loan plus accrued interest before the partnership will be permitted to resume any distributions to our limited partners. Further, Apartment Investment and Management Company, or AIMCO, and its affiliates hold an ownership interest in our managing general partner as well as 72.69% of the outstanding limited partnership units of the partnership. As a result, AIMCO is in a position to influence all voting decisions with respect to the partnership. (See “Approval of the Loan” for a discussion of AIMCO’s effective voting control.) Although our managing general partner owes fiduciary duties to our limited partners, it also owes fiduciary duties to AIMCO, which is its ultimate parent company. As a result, our managing general partner’s duties to the partnership and our limited partners may come into conflict with its duties to AIMCO.

PLANS AFTER THE REDEVELOPMENT

After completion of the redevelopment, we will plan to continue to hold and operate our Lake Johnson Mews property and increase rents to reflect the improvements to the property resulting from the redevelopment.

PARTNERSHIP BUSINESS

The partnership is a publicly held limited partnership organized in August 1981, under the laws of the State of South Carolina, to acquire and operate residential apartment complexes. Our managing general partner is Shelter Realty V Corporation, a subsidiary of AIMCO. Our partnership agreement provides that the term of the partnership terminates on December 31, 2023, unless terminated before such date.

We are engaged in the business of operating and holding real estate properties for investment. In 1983 and 1984 we acquired eight existing apartment properties. We continue to own and operate seven of these properties as one of these properties was foreclosed upon in 1988. See below for a description of our remaining properties.

During the partnership’s public offering of limited partnership units in 1983, the partnership offered up to 99,900 limited partnership units at a purchase price of $1,000 per unit. Upon termination of the offering, the partnership had accepted subscriptions for an aggregate of $52,538,000 (or 52,538 units), including 100 units acquired by our managing general partner. Since our initial offering, we have not received, nor are our limited partners required to make, additional capital contributions.

We have no employees. Management and administrative services are performed by our managing general partner and by agents retained by it. An affiliate of our managing general partner provides property management services for our properties.

For information on certain of our pending litigation, please refer to our most recent reports on Forms 10-KSB and 10-QSB (for the year ended December 31, 2003, the three months ended March 31, 2004 and the three months ended June 30, 2004) filed with the Securities and Exchange Commission.

PARTNERSHIP PROPERTIES

The following table sets forth our current investment in real property:

Property	Date of Purchase	Type of Ownership	Use

Foxfire Apartments, Atlanta, Georgia	7/19/83	Fee ownership, subject to a first mortgage (1)	Apartment – 266 units

Old Salem Apartments, Charlottesville, Virginia	8/25/83	Fee ownership, subject to a first mortgage	Apartment – 364 units

Woodland Village Apartments, Columbia, South Carolina	9/01/83	Fee ownership, subject to a first mortgage	Apartment – 308 units

Lake Johnson Mews, Raleigh North Carolina	9/30/83	Fee ownership, subject to a first mortgage	Apartment – 201 units

The Lexington Green Apartments, Sarasota, Florida	10/31/83	Fee ownership, subject to a first mortgage (1)	Apartment – 267 units

Millhopper Village Apartments, Gainesville, Florida	11/22/83	Fee ownership, subject to a first mortgage	Apartment – 136 units

Tar River Estates Apartments, Greenville, North Carolina	1/18/84	Fee ownership, subject to a first mortgage (1)	Apartment – 220 units

(1) Property is held by a limited partnership in which we own a 99.99% interest in.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE PARTNERSHIP

We are subject to the informational requirements of the Securities Exchange Act of 1934 and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http://www.sec.gov that contains reports and proxy and information statements regarding issuers, including us, that file electronically with the SEC.

You should only rely on the information provided in this information statement or any supplement or on information we have filed with the SEC. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement or any of our filings with the SEC is accurate as of any date other than the date on the front of this information statement or the supplement or as of the date of such filings.

You may request a copy of our filings with the SEC, at no cost, by writing or calling us at the following address or telephone number: c/o THE ALTMAN GROUP, INC., 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071, telephone: (800) 217-9608.

NO APPRAISAL RIGHTS

Our limited partners are not entitled to dissenters’ appraisal rights under South Carolina law or our partnership agreement in connection with the loan to us by AIMCO Properties, LP to fund the redevelopment.

REGULATORY APPROVALS

Other than the filing and distribution of this information statement, no regulatory approvals are required for the loan to us by AIMCO Properties, LP to fund the redevelopment.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Only one information statement is being delivered to multiple limited partners sharing an address unless the partnership has received contrary instructions from one or more of the limited partners.

The partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the partnership delivered a single copy of the information statement. If a limited partner wishes to notify the partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the partnership as follows:

By mail:	c/o THE ALTMAN GROUP, INC., 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071;

By telephone:	(800) 217-9608

By facsimile:	(201) 460-0050

A limited partner may also use the above telephone number, facsimile number or mailing address to notify the partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.